Exhibit 23.2

CONSENT OF QUALIFIED PERSON

Ladies and Gentlemen:

The undersigned hereby consents to:

(1) the public filing of the technical report titled “Whistler Gold-Copper Project, S-K 1300 Technical Report Summary and Initial Assessment, Alaska, United States of America” (the “Technical Report”) with an effective date of March 2, 2026, issued by U.S. GoldMining Inc. and by GoldMining Inc., and to any extracts from, or a summary of, the Technical Report and any news releases relating to that report;

(2) the use of, and all references to, my name or status as an expert or “qualified person” (as defined in by NI 43-101) included or incorporated by reference in the base shelf prospectus of GoldMining Inc. dated November 23, 2023 (the “Base Shelf”), or in the Registration Statement on Form S-3 (File No. 333-279435) and Form of U.S. GoldMining Inc. (the “Registration Statement”); and

(3) any extracts from, or summary of, the Technical Report, and any news releases related to such report included or incorporated by reference in the Registration Statement or Base Shelf, as applicable, and the use of any information derived, summarized, quoted or referenced from the Technical Report, or portions thereof, that was prepared by the me, that I supervised the preparation of, and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement or Base Shelf, as applicable.

Dated: March 19, 2026

“signed and sealed”

By:	/s/ Steven Klohn
Steven Klohn, Director, Technical Services
Ausenco Engineering Canada ULC